Exhibit 10.1

EXECUTION VERSION

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.  et al.

$30,000,000

Debtor-in-Possession Credit Facility

Term Sheet

The following summary (the “Term Sheet”), together with the Interim Order and the Final Order (as such terms are defined below) and any other definitive loan documents required by the DIP Lenders (as defined below) and entered into by the parties hereto (collectively, the “DIP Facility Documents”), set forth the terms of a Debtor-in-Possession Credit Facility with the Borrowers and Guarantors identified below.  Upon the execution and delivery hereof by the DIP Lenders, the Borrowers and the Guarantors, and entry of the Interim Order and satisfaction of each and every other condition precedent to the initial funding of the DIP Facility (as defined below), this Term Sheet shall constitute a binding commitment by the DIP Lenders to provide the DIP Facility, subject to the terms and conditions set forth in this Term Sheet, the Interim Order, the Final Order and the other DIP Facility Documents.  Prior to the execution and delivery hereof by the Borrowers and the Guarantors, this Term Sheet and the terms contained herein are strictly confidential and may not be shared with any person or entity without the prior written consent of the Informal Noteholder Group, which consists of those entities listed on Annex I attached hereto.

Borrowers:
(i) Aventine Renewable Energy, Inc., (ii) Aventine Renewable Energy – Mt Vernon, LLC, and (iii) Aventine Renewable Energy – Aurora West LLC (each a “Borrower” and, collectively, the “Borrowers”) on a joint and several basis as debtors in possession under chapter 11 of the United States Bankruptcy Code in jointly administered cases in the United States Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”).

Guarantors:
(i) Aventine Renewable Energy Holdings, Inc. (“Holdings”), (ii) Aventine Renewable Energy, LLC (“Parent”), (iii) Aventine Power, LLC (“Power”), (iv) each of the Borrowers’ domestic subsidiaries (other than Nebraska Energy L.L.C. (“Nebraska Sub”)) and (v) any other entity who, as of the Petition Date, was a party to the Credit Agreement (as defined below) (each a “Guarantor” and collectively, the “Guarantors” and together with the Borrowers, the “Debtors”).

DIP Lenders:	The institutions identified in the commitment schedule attached as Annex II to this Term Sheet (the “DIP Lenders”).

DIP Administrative and Collateral Agent:	Whitebox Advisors (the “DIP Agent”).

DIP Facility:
A debtor-in-possession term loan facility made available to the Borrowers in a maximum aggregate principal amount of up to $30,000,000 (the “DIP Facility”).  All obligations outstanding under the DIP Facility shall become due and payable on the Termination Date (as defined herein).  Prior to the entry by the Bankruptcy Court of an order finally and unconditionally approving the DIP Facility on terms and conditions acceptable to the DIP Lenders holding a majority of the commitments under the DIP Facility (the “Required DIP Lenders”) in

EXECUTION VERSION

their sole discretion (the “Final Order”), the maximum aggregate principal amount of the DIP Facility shall be limited to the amount reflected in the Approved Budget (as defined below) prior to entry of the Final Order (the “Initial Availability”); provided, that the Initial Availability shall in no event exceed $20,000,000.

The DIP Lenders reserve the right to require the Debtors to negotiate, in good faith, and enter into definitive loan documents, including, a definitive DIP credit agreement, in connection with entry of the Final DIP Order.  If the DIP Lenders do not exercise this right, the terms of the DIP Facility shall continue to be governed by the terms of this Term Sheet, the Interim Order (as defined below) and, upon entry thereof, the Final DIP Order, and all references herein to the “DIP Facility Documents” shall be deemed to reference, as applicable, the Term Sheet, the Interim Order, the Final Order and all exhibits, schedules, annexes or other documents related thereto, as well as any definitive loan documents, such as blocked account agreements, as may be entered into by the parties hereto.

Purpose / Use of Proceeds:
Proceeds of the DIP Facility will be used to, among other things, (i) fund the working capital and general corporate needs of the Debtors and the costs of the Chapter 11 Cases in accordance with the Approved Budget (as defined below) to allow the Debtors and their creditors to negotiate a plan of reorganization that will provide for a deleveraging of the Debtors’ balance sheet through a conversion of debt to equity in the reorganized Debtors and (ii) provide adequate protection, in accordance with the terms of this Term Sheet, to the Prepetition Agent for the benefit of itself and the Prepetition Lenders (as such terms are defined below).

For the avoidance of doubt, no portion of the DIP Facility, the collateral securing the DIP Facility, the proceeds of the DIP Facility or the Carve-Out (as defined below) may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, objection or other litigation against the DIP Agent or any of the DIP Lenders.

Closing Date:
No later than the one (1) business day following the entry of an interim order by the Bankruptcy Court approving the DIP Facility on terms and conditions acceptable to the Required DIP Lenders in their sole discretion (the “Interim Order”), which, among other things, (i) authorizes and approves the DIP Facility and the transactions contemplated thereby, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees referred to herein, and (ii) modifies the automatic stay to permit the Debtors to perform their obligations under the DIP Facility Documents and the DIP Agent and the Required DIP Lenders to exercise their rights and remedies with respect to the DIP Facility.

Term:
The period from the Closing Date to the earliest to occur of (i) one year after the commencement of the chapter 11 cases (the “Outside Date”), (ii) the consummation of a sale of substantially all of the assets of the Debtors approved by the Required DIP Lenders, (iii) the effective date

EXECUTION VERSION

of a plan of reorganization in respect of a Debtor in the Chapter 11 Cases, (iv) the date the loans become due and payable, whether at stated maturity, upon an event of default or otherwise, (v) the expiration of the Approved Budget, (vi) the acceptance by a Debtor of any offer or bid for the purchase of all or substantially all of the assets of a Debtor or all of the equity of a reorganized Debtor which is unacceptable to the Required DIP Lenders unless the proceeds of such offer or bid are deemed sufficient, in the discretion of the DIP Lenders, to pay in full in cash all of the obligations due under the DIP Facility, or (vii) the date on which any Debtor files a motion with the Bankruptcy Court for authority to proceed with the sale or liquidation of a Debtor (or any material portion of the assets of a Debtor) unless the proceeds of such sale or liquidation are deemed sufficient, in the discretion of the DIP Lenders, to pay in full in cash all of the obligations due under the DIP Facility (the earliest of the foregoing to occur being hereinafter referred to as the “Termination Date”).

Availability:
During the Term and subject to the conditions described herein, the Borrowers shall be able to (i) draw up to the amount of the Initial Availability on the Closing Date and (ii) draw the remainder of the DIP Facility (the “Second Draw-Down”) upon entry of the Final Order (together, the “Full Availability”).

Priority:
Pursuant to section 364(c)(1) of the Bankruptcy Code, all amounts owing by the Debtors under the DIP Facility at all times will constitute allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject only to the Carve-Out (as defined below).

Security:
Pursuant to sections 364(c)(2) and 364(d) of the Bankruptcy Code, all amounts owing by the Debtors under the DIP Facility will be secured by a first priority priming security interest in, and lien on, all of the assets (tangible, intangible, real, personal or mixed) of the Debtors, whether now owned or hereafter acquired, including, without limitation, accounts, documents, inventory, equipment, capital stock in subsidiaries, investment property, instruments, chattel paper, commercial tort claims, cash, cash equivalents, securities accounts, deposit accounts, commodity accounts, real estate, leasehold interests, contracts, patents, copyrights, trademarks, causes of action, including avoidance actions (subject to entry of the Final Order), and other general intangibles, and all products and proceeds thereof (collectively, the “Postpetition Collateral”), subject only to (i) the Carve-Out and (ii) valid, perfected, enforceable and non-avoidable liens as of the commencement of the Chapter 11 Cases (the “Petition Date”) which were senior in priority to liens securing obligations owing as of the Petition Date (the “Permitted Priority Liens”) under that certain credit agreement dated as of March 27, 2007 (as amended, the “Credit Agreement”) by and among Aventine Renewable Energy, Inc., Aventine Renewable Energy – Mt Vernon, LLC, and Aventine Renewable Energy – Aurora West LLC, as Borrowers, certain other loan parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Prepetition Agent”) for certain lenders under the Credit

EXECUTION VERSION

Agreement (together with the Prepetition Agent, the “Prepetition Lenders”). All collections and other proceeds from the Postpetition Collateral shall be directed to a lock-box or blocked account that would be assigned to the DIP Agent and in form and substance acceptable to the DIP Agent and the Required DIP Lenders in their sole discretion.

Carve-Out:
The liens and the superpriority claims securing the DIP Facility shall be subject to a “Carve-Out”, which, for purposes hereof shall mean collectively: (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and all fees required to be paid to the Clerk of the Bankruptcy Court, which are incurred after the first business day after effective delivery of a Carve-Out Trigger Notice (as defined below); (ii) allowed fees, expenses and costs of attorneys, accountants and other professionals retained in the Chapter 11 Cases by the Debtors or any official committee of unsecured creditors pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503 or 1103 (“Professionals”) and owed pursuant to such professionals’ respective engagement letters (other than any success fee, transaction fee, or other similar fee set forth in such professionals’ respective engagement letter) to the extent permitted under the Approved Budget for such respective professionals in each case, which are actually incurred prior to the business day following delivery by the DIP Agent of a Carve-Out Trigger Notice, whether or not allowed prior to or after such date; and (iii) allowed fees and expenses of Professionals incurred after the first business day after effective delivery of a Carve-Out Trigger Notice not to exceed $2,000,000 in the aggregate, in each case subject to the rights of the DIP Lenders to object to the allowance of any such fees and expenses.

For purposes hereof, “Carve-Out Trigger Notice” shall mean a written notice delivered by the DIP Agent to the Borrowers and their counsel which notice may be delivered at any time following the occurrence and during the continuation of an Event of Default.
For the avoidance of doubt, the proceeds of the DIP Facility may be used, subject to the Approved Budget, (i) for payment of fees and expenses of Professionals allowed and payable under Sections 330 and 331 of the Bankruptcy Code (and the same shall not reduce the Carve-Out except to the extent paid after delivery of a Carve-Out Trigger Notice) and (ii) for payments contemplated to be made pursuant to “first day” orders (or any other order) approved by the Required DIP Lenders.

Interest Rate:	The DIP Facility shall accrue interest at a rate equal to 16.5% per annum, calculated on an actual/360 basis and payable monthly in arrears in cash on the last day of each month.

EXECUTION VERSION

Default Interest Rate:	During the continuance of an Event of Default, the DIP Facility will accrue interest at an additional 5.0% per annum, calculated on an actual/360 basis, payable on demand.

Fees:	An origination fee equal to 3.0% of the maximum aggregate principal amount of the DIP Facility shall be fully earned and due and payable for the ratable account of each DIP Lender at the Closing Date.

DIP Agent Fees:	$100,000.

Mandatory Repayments:
100% of the net proceeds from any and all asset sales (other than sales of inventory in the ordinary course of the Debtors’ business), insurance and condemnation proceeds (unless the Debtors promptly inform the DIP Agent that such proceeds are to be used by the Debtors to repair or replace damaged property and are in fact so used within sixty (60) calendar days of the Debtors’ receipt of such proceeds), and other extraordinary receipts (other than tax refunds the receipt of which is anticipated in the Approved Budget).

Conditions Precedent	The conditions to closing shall be as follows:
to the Closing:
●	All DIP Facility Documents shall be in form and substance acceptable to the Required DIP Lenders and their counsel in their sole discretion.

●	The Borrowers and the Required DIP Lenders shall have agreed upon an Approved Budget.

●	The Borrower shall have established lockbox arrangements and a cash collection system satisfactory to the DIP Agent and the Required DIP Lenders in their sole discretion.

●	All fees and expenses (including reasonable fees and expenses of counsel) incurred by the DIP Agent and the DIP Lenders before the Closing Date (including all such fees and expenses incurred before the Petition Date) have been paid.

●	All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Facility (including, without limitation, the Interim Order) shall be in form and substance acceptable to the Required DIP Lenders in their sole discretion. The Interim Order shall be in full force and effect and shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required DIP Lenders (which consent may be withheld in their sole discretion).

●	Except for the filing of the Cases, there shall have occurred no material adverse effect on any of (i) the operations, performance, prospects, business, assets, properties, or condition (financial or otherwise) of the Debtors, taken as a whole, based on information provided by the Debtors to the DIP Agent and the DIP Lenders

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since March 1, 2009, (ii) the ability of any Debtor to perform its obligations under the DIP Facility Documents or (iii) the ability of the DIP Agent and the DIP Lenders to enforce the DIP Facility Documents (any of the foregoing being a “Material Adverse Change”).

	●	Any and all Governmental and third party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained and shall remain in effect.

	●	The representations and warranties of the Debtors shall be true and correct immediately prior to, and after giving effect to, funding, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which event such representation and warranty shall be true and correct as of such earlier date.

Conditions Precedent	The conditions to the Second Draw-Down of the DIP Facility shall be as follows:
to the Second Draw-Down
of the DIP Facility:	●	There shall exist no default or Event of Default under the DIP Facility Documents.

●
The representations and warranties of the Debtors shall be true and correct immediately prior to, and after giving effect to, funding, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which event such representation and warranty shall be true and correct as of such earlier date.

	●	The Second Draw-Down shall not violate any requirement of applicable law and shall not be enjoined, temporarily, preliminarily or permanently.

	●	No Material Adverse Change shall have occurred.

	●	The Bankruptcy Court shall have entered the Final Order, in form and substance acceptable to the Required DIP Lenders, which order shall be in full force and effect and shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required DIP Lenders (which consent may be withheld in their sole discretion) and which, among other things, (i) authorizes and approves the DIP Facility and the transactions contemplated thereby, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees referred to herein, and (ii) modifies the automatic stay to permit the Debtors to perform their obligations under the DIP Facility Documents and the DIP Agent and the Required DIP Lenders to exercise their rights and remedies with respect to the DIP Facility.

EXECUTION VERSION

●	The Borrowers shall have delivered to the DIP Agent by 12:00 noon on the third (3) business day immediately preceding the proposed Second-Draw Down a borrowing notice and a compliance certificate in form satisfactory to the DIP Agent and the Required DIP Lenders.

Representations and Warranties:
Each of the Debtors shall be deemed to make each of the representations and warranties set forth in Article III of the Credit Agreement and in the Security Agreement (as defined in the Credit Agreement), mutatis mutandis, and are incorporated herein by reference as fully as if such representations and warranties were set forth herein in their entirety, except for (a) any such representation and warranty expressly stated to be “as of the Effective Date” (as “Effective Date” is defined in the Credit Agreement), and (b) the representations and warranties set forth in Section 3.04, the second sentence of Section 3.11, and Sections 3.13, 3.16 and 3.20 of the Credit Agreement.  Each such representation and warranty so deemed to be made by each of the Debtors shall also be deemed, as the context may require, to be made subject to an exception for the filing of the Chapter 11 Cases.

Affirmative and Negative Covenants:
Until the DIP Facility shall have terminated and all amounts payable by any of the Debtors thereunder or in connection therewith (including principal, interest, fees and expenses) shall have been paid in full in cash, each of the Debtors will observe, perform and be bound by each of the covenants set forth in Articles V and VI of the Credit Agreement and in the Security Agreement (as defined in the Credit Agreement), mutatis mutandis, and are incorporated herein by reference as fully as if such covenants were set forth herein in their entirety, except for Sections 5.01 (other than with respect to any financial statements, certificates, reports and other notices or information furnished pursuant to such Section to the Prepetition Agent or any Prepetition Lender at any time after the Petition Date), 5.08, 5.18 and 5.19 of the Credit Agreement.  No such covenant shall be deemed to have been breached as a result of the filing of the Chapter 11 Cases.  None of the exceptions set forth in the negative covenants contained in Article VI of the Credit Agreement shall be deemed permitted hereunder to the extent that the matters addressed in any such exception are prohibited by any provision of this Term Sheet or any other DIP Facility Document.  In addition, the Debtors shall be required to:

●	Deliver all pleadings, motions and other documents filed on behalf of the Debtors with the Bankruptcy Court to counsel for the DIP Lenders.

●	Not file, support or endorse any plan of reorganization or propose any sale of assets outside the ordinary course of business that has not been approved by the DIP Lenders (unless such plan or sale is determined by the DIP Lenders, in their discretion, to result in the payment in full in cash of all obligations due under the DIP Facility).

EXECUTION VERSION

●	Not make or permit to be made any change to the Interim Order or the Final Order.

Approved Budget:
The Borrowers and the Required DIP Lenders shall agree upon a budget (the “Approved Budget”) which shall be a 13-week budget (“Original Budget Period”) which reflects on a line-item basis the Borrowers’ anticipated cumulative cash receipts and disbursements on a weekly basis and all necessary and required cumulative expenses (subject to a permitted variance for such cumulative cash receipts, disbursements and expenses, each not to exceed 15% on a weekly basis and on a cumulative basis from the commencement of such Approved Budget to the date of determination, in each case, an “Excess Budget Variance”) which the Borrowers expect to incur during each week of the Approved Budget and which shall be in a form and substance acceptable to the Required DIP Lenders.  Not later than one month prior to the expiration of the Original Budget Period, the Borrowers shall provide to the DIP Agent and the Required DIP Lenders an updated budget for an additional 13-week period in substantially the same format as the previous budget, which upon acceptance by the Required DIP Lenders, shall become the Approved Budget; provided, however, that a new budget may be effectuated at any time with the consent of the Required DIP Lenders.  In the event the Borrowers and the Required DIP Lenders fail to agree upon a new budget by the end of the then-current Approved Budget, the DIP Facility will terminate upon the expiration of the last Approved Budget.  The Borrowers shall provide the DIP Agent and the DIP Lenders with a weekly variance report reflecting the actual cash receipts and disbursements for each weekly period during the term of the DIP Facility within three (3) business days after the end of such weekly period, and showing the percentage variance of actual receipts and disbursements from those reflected in the Approved Budget for such period.

Events of Default:
The DIP Facility shall consist of the following events of default (collectively, the “Events of Default”):

(a)  The Borrowers shall fail to pay any principal of any of the loans extended under the DIP Facility (collectively, the “Postpetition Loans”) when the same becomes due and payable; or

(b)  The Borrowers shall fail to pay any interest on the Postpetition Loans or any fee or other amount due with respect to the Postpetition Obligations after such interest, fee, or other amount becomes due and payable; or

(c)  Any representation or warranty made by the Borrowers or the Guarantors in this Term Sheet, the Interim DIP Order or the Final Order, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Term Sheet or any such other DIP

EXECUTION VERSION

Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(d)  Any Debtor shall breach or violate any term, covenant or agreement contained herein, the Interim Order or the Final Order; or

(e)  An Event of Default shall occur under and as defined in this Term Sheet, the Interim Order or the Final Order; or

(f)  Conversion of any Borrower’s or Guarantor’s Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code; or

(g)  The appointment of a trustee in any Borrower’s or Guarantor’s Chapter 11 Case without the consent of the Required DIP Lenders; or

(h)  The appointment of an examiner in any Borrower’s or Guarantor’s Chapter 11 Case with expanded powers without the consent of the Administrative Agent and the Required DIP Lenders; or

(i)  The dismissal of any Borrower’s or Guarantor’s Chapter 11 Case; or

(j)  The entry of any order modifying, reversing, revoking, staying, rescinding, vacating or amending the Interim Order or the Final Order without the express prior written consent of the Required DIP Lenders; or

(k)  The Interim Order shall not have been replaced by a Final Order acceptable to the Required DIP Lenders in their discretion within thirty (30) days of the Petition Date; or

(l)  A change in executive management (which shall be deemed to consist of the Chief Executive Officer, the Chief Financial Officer and the Chief Operations Officer of the Debtors) shall occur, unless (i) a person acceptable to the Required DIP Lenders is appointed to fill the vacancy caused by such change or (ii) a process for replacing such person is agreed upon by the Required DIP Lenders, in each case within ten (10) business days following such change; or

(m)  A plan of reorganization is filed that is not acceptable (unless such plan is determined by the DIP Lenders, in their discretion, to result in the payment in full in cash of all obligations due under the DIP Facility); or

(n)  The Borrowers or Guarantors shall attempt to vacate or modify the Interim Order or the Final Order over the objection of the Required DIP Lenders; or

(o)  The Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder or holders of any other security interest or lien (other than the DIP Lenders) in any Postpetition Collateral to permit the pursuit of any judicial or non-judicial transfer or other remedy against any of the Postpetition Collateral; or

(p)  Any provision of the documents relating to the Postpetition Loans shall cease to be valid and binding on the Borrowers and Guarantors, or any Borrower or Guarantor shall so assert in any pleading filed in any court; or

(q)  Any Debtor shall bring or consent to any motion or application in the Chapter 11 Cases:  (i) to obtain working capital financing from any person other than the DIP Lenders under section 364(d) of the Bankruptcy Code (other than with respect to a financing used, in whole or part, to repay in full in cash all obligations due under the DIP Facility); or (ii) to obtain financing from any person other than the DIP Lenders under section 364(c) of the Bankruptcy Code (other than with respect to a financing used, in whole or part, to repay in full in cash all obligations due under the DIP Facility); or (iii) to grant any lien that is pari passu or senior to any lien granted to the DIP Agent under the Interim Order or Final Order, except as permitted therein; or (iv) to recover from any portions of the Postpetition Collateral any costs or expenses of preserving or disposing of such Postpetition Collateral under section 506(c) of the Bankruptcy Code; or (v) to grant a superpriority claim, other than that granted in the Interim Order or Final Order (and other than with respect to the Carve-Out), which is pari passu with or senior to any of the claims of the DIP Agent and the DIP Lenders against the Borrower or any other Guarantor hereunder, the Interim Order or the DIP Order (or there shall arise or be granted any superpriority claim pari passu or senior to any such claims); or

(r)  Any other party shall seek and obtain allowance of any order in the Chapter 11 Cases to recover from any portions of the Postpetition Collateral any costs or expenses of preserving or disposing of such Postpetition Collateral under section 506(c) of the Bankruptcy Code; or

(s)  An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Chapter 11 Cases (or any Debtor shall propose a plan of reorganization or liquidation in any of the Chapter 11 Cases) that does not contain a provision for payment of all of the obligations due under the DIP Facility by an indefeasible payment in full in cash of such obligations on or before the effective date of such plan; or

(t)  An order shall be entered by the Bankruptcy Court, or any Debtor shall make a motion for an order of the Bankruptcy

EXECUTION VERSION

Court, dismissing any of the Chapter 11 Cases that does not contain a provision for payment of all of the obligations due under the DIP Facility by an indefeasible payment in full in cash of such obligations; or

(u)  There shall occur an Excess Budget Variance unless waived by the Required DIP Lenders; or

(v)  (i) Any Debtor shall enter into, or the Bankruptcy Court shall approve, any debtor-in-possession credit facility in the Chapter 11 Cases (except as expressly permitted herein) without the consent of the Required DIP Lenders, that in any way is inconsistent with any of the provisions of this Term Sheet, the Interim DIP Order or the Final Order or otherwise adversely affects the rights, remedies, claims, liens or bankruptcy priorities of the DIP Lenders as established by Term Sheet, the Interim DIP Order or the Final Order, or (ii) any Debtor shall seek approval of, or the Bankruptcy Court shall approve, any order permitting the use of cash collateral of any Debtor in the Chapter 11 Cases (except as expressly permitted herein), without the consent of the Required DIP Lenders, that in any way is inconsistent with any of the provisions of this Term Sheet, the Interim DIP Order or the Final DIP Order or otherwise adversely affects the rights, remedies, claims, liens or bankruptcy priorities of the DIP Lenders as established by this Term Sheet, the Interim DIP Order or the Final DIP Order; or

(w)  The Borrower shall fail to provide an Approved Budget that is acceptable to the Required DIP Lenders in accordance with the terms set forth herein, the Interim Order or the Final Order; or

(x)  The Borrowers shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition indebtedness, unless approved by the Required DIP Lenders or as authorized by the Bankruptcy Court after notice and hearing; or

(y)  The Borrowers shall for any reason fail to remit to the DIP Agent and the DIP Lenders all net proceeds from the sale, disposition, collection, or other realization upon the Debtors’ assets for application in accordance with the terms set forth herein.

Reporting:
The Debtors are authorized and directed to provide the DIP Agent and the DIP Lenders with the following documentation and reports:  (i) weekly reports of cash receipts and disbursements and incurred expenses; (ii) copies of all reports filed with the Office of the United States Trustee within two (2) business days after such filing; and (iii) such additional financial or other information concerning the acts, conduct, property, assets, liabilities, operations, financial condition, and transactions of the Debtors, or concerning any matter that may affect the administration of the estates, as the DIP Agent or the Required DIP

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Lenders may from time to time reasonably request within ten (10) business days of any such request (the “Reporting Information”). All Reporting Information shall be in accordance with accounting principles and bookkeeping practices consistently applied with past accounting principles and bookkeeping practices and reporting of the Debtors to the Prepetition Lenders. The DIP Agent and its respective agents and advisors shall have full access, upon reasonable notice during normal business hours, to the Debtors’ business records, business premises, and to the Postpetition Collateral to enable the DIP Agent or its agents and advisors to (a) review, appraise, and evaluate the physical condition of the Postpetition Collateral, (b) inspect and review the financial records and all other records of the Debtors concerning the operation of the Debtors’ business, and (c) evaluate the Debtors’ overall financial condition and all other records relating to the operations of the Debtors. The Debtors shall fully cooperate with the DIP Agent regarding such reviews, evaluations, and inspections, and shall make their employees and professionals available to the DIP Agent and its professionals and consultants to conduct such reviews, evaluations and inspections.

Indemnification:
The Debtors shall indemnify and hold harmless the DIP Agent, each DIP Lender and each of their affiliates and each of the respective officers, directors, members, partners, employees, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the DIP Facility, the DIP Facility Documents or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the DIP Facility, except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceedings to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Debtors, any of their directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Debtors further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Debtors or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

EXECUTION VERSION

Expenses:
The Debtors shall jointly and severally pay all out of pocket costs and expenses of the DIP Agent and DIP Lenders (including all fees, expenses and disbursements of outside counsel and consultants) incurred in any of their respective capacities in connection with the Chapter 11 Cases, including, but not limited to, the preparation, execution and delivery of the DIP Facility Documents and the funding of the DIP Facility, the administration of the DIP Facility and any amendment or waiver of any provision of the DIP Facility Documents (whether or not executed) and in connection with the enforcement or protection of any of their rights and remedies under the DIP Facility Documents.

Adequate Protection:
Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the Prepetition Agent, for the benefit of itself and the Prepetition Lenders, shall be granted adequate protection of its prepetition security interests for, and equal in amount to, the diminution in the value of the prepetition security interests of the Prepetition Agent, calculated in accordance with section 506(a) of the Bankruptcy Code, whether or not such diminution in value results from the sale, lease or use by the Debtors of the collateral securing obligations owed under the Credit Agreement (including, without limitation, cash collateral), the priming of the prepetition security interests of the Prepetition Agent or the stay of enforcement of any pre-petition security interest of the Prepetition Agent arising from section 362 of the Bankruptcy Code, or otherwise, which adequate protection shall include (i) cash payments of interest on account of the outstanding obligations under the Credit Agreement at the non-default rate of interest set forth in the Credit Agreement; (ii) replacement liens and superpriority claims junior in priority to the liens and superpriority claims securing the obligations under the DIP Facility and (iii) receiving the same documentation and reports provided by the Debtors to the DIP Agent and the DIP Lenders pursuant to the terms of this Term Sheet, the Interim Order or the Final Order.

Amendments and Waivers:
Amendments and waivers shall be in writing and shall require the consent of the Required DIP Lenders, except that (a) amendments and waivers that affect the rights, obligations or duties of the DIP Agent shall also require the consent of the DIP Agent, and (b) without the consent of each DIP Lender, no such amendment or waiver shall (i) increase the lending commitment of any DIP Lender, (ii) reduce the amount of any payment of principal, interest or fees required hereunder (other than any mandatory prepayment), (iii) postpone the date of any scheduled payment hereunder, (iv) release all or substantially all of the Postpetition Collateral or release any Debtor from any of its obligations in respect of the DIP Facility or (v) amend this provision or the definition of “Required DIP Lenders”.

Assignments and Participations:
The DIP Lenders shall be entitled to assign any of their rights and obligations hereunder, with notice to the DIP Agent and the Debtors but without any obligation to obtain the consent of any person or entity.  The DIP Lenders shall be entitled to grant participations in their rights and obligations hereunder, without any obligation to give notice to, or obtain the consent of, any person or entity.

EXECUTION VERSION

Governing Law:	State of New York.

The Borrowers and Guarantors must evidence their acceptance of this Term Sheet by signing in the space indicated below.  If the DIP Lenders signatory hereto have not received counterparts hereof so executed by the Borrowers and Guarantors by 10:00 p.m. EDT on Tuesday, April 7, 2009, this offer to provide a commitment for the DIP Facility described herein shall expire and be of no further force or effect, and neither the DIP Lenders, the DIP Agent, nor any other person or entity shall have any further obligations or liability with respect to such DIP Facility or any other financing.

EXECUTION VERSION

ANNEX I

INFORMAL NOTEHOLDER GROUP

Funds and/or accounts managed or advised by the following entities:

Brigade Leveraged Capital Structures Fund, Ltd.

Nomura Corporate Research & Asset Management, Inc.

Whitebox Advisors

EXECUTION VERSION

ANNEX II

COMMITMENT SCHEDULE

DIP Lender[1]	Commitment Percentage	Commitment Amount
Brigade Leveraged Capital Structures Fund, Ltd.	70.0000%	$21,000,000
Nomura Corporate Research & Asset Management, Inc., as Investment Manager for and on behalf of certain lenders	13.3333%	$4,000,000
Whitebox Hedged High Yield Partners, L.P.	15.0000%	$4,500,000
Pandora Select Partners, L.P.	1.6667%	$500,000

1 The DIP Lender may be funds and/or accounts managed or advised by the entities listed above.

Brigade Leveraged Capital Structures Fund, Ltd.

By:	/s/ Carney Hawks
Name:	Carney Hawks
Title:	Authorized Signatory

Nomura Corporate Research & Asset Managment, Inc., as Investment Manager for and on behalf of certain lenders

By:	/s/ Stephen Kotsen
Name:	Stephen Kotsen
Title:	Authorized Signatory
Managing Director

Whitebox Hedged High Yield Partners, LP

By: Whitebox Hedged High Yield Advisors LLC its General Partner
By: Whitebox Advisors LLC, its General Partner

By:	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Chief Operating Officer

Pandora Select Partners, LP

By: Pandora Select Partners LLC its General Partner
By: Whitebox Advisors LLC, its General Partner

By:	/s/ Jonathan Wood
Name:	Jonathan Wood
Title:	Chief Operating Officer

Accepted and agreed as of April __, 2009

Aventine Renewable Energy Holdings, Inc.

By:
Name:
Title: